Filed pursuant to Rule 433

Registration No. 333-192196

March 26, 2015

Final Term Sheet

USD 5,000,000,000 1.500% Global Notes due 2020

Terms:

Issuer:	KfW

Guarantor:	Federal Republic of Germany

Aggregate Principal Amount:	USD 5,000,000,000

Denomination:	USD 1,000

Maturity:	April 20, 2020

Redemption Amount:	100%

Interest Rate:	1.500% per annum, payable semi-annually in arrears

Date of Pricing:	March 26, 2015

Closing Date:	April 2, 2015

Interest Payment Dates:	April 20 and October 20 in each year

First Interest Payment Date:	October 20, 2015 (for interest accrued from, and including, April 2, 2015 to, but excluding, October 20, 2015)

Interest Payable on First Interest Payment Date:	USD 41,250,000.00 (for aggregate principal amount of USD 5,000,000,000)

Currency of Payments:	USD

Price to Public/Issue Price:	99.613%

Underwriting Commissions:	0.125%

Proceeds to Issuer:	99.488%

Format:	SEC-registered global notes

Listing:	Luxembourg Stock Exchange (regulated market)

Business Day:	New York

Business Day Convention:	Following, unadjusted

Day Count Fraction:	30/360

Governing Law/Jurisdiction:	German law; District Court Frankfurt am Main

Gross-Up:	No gross-up if tax deduction or withholding is imposed

Cross-Default:	None

Clearing System:	DTC (deliverable through CBL and Euroclear)

ISIN:	US500769GP39

CUSIP:	500769GP3

Selling Restrictions:	European Economic Area, UK, Japan, Canada, Hong Kong

Ratings of Issuer:[1]	AAA by Standard & Poor’s, Aaa by Moody’s Investors Service and AAA by Fitch Ratings.

Managers:	BofA Merrill Lynch Goldman Sachs International Morgan Stanley

Stabilization Manager:	Morgan Stanley & Co. International plc

Registrar:	Deutsche Bank Trust Company Americas

Paying Agent:	Deutsche Bank Trust Company Americas

Additional Paying Agent:	Deutsche Bank Aktiengesellschaft

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. The prospectus supplement relating to the notes is available under the following link:

http://www.sec.gov/Archives/edgar/data/821533/000119312513445198/d624309d424b3.htm . KfW’s base prospectus relating to the notes is available through the following link:

http://www.sec.gov/Archives/edgar/data/821533/000119312513445094/d624297d424b3.htm .

Alternatively, Morgan Stanley will arrange to send you the prospectus, which you may request by calling toll-free +1-866-718-1649.

[1]	A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.